SOUTH JERSEY INDUSTRIES, INC.

                         Certificate of Amendment of the
                          Certificate of Incorporation

To:      The Secretary of State of
         the State of New Jersey

                  Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3) of Title 14A, Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment of its Certificate of Incorporation.

1. The name of the corporation is South Jersey Industries, Inc. ("Company").

2. The amendment to the Certificate of Incorporation, which is set forth in full in the following resolution, was duly adopted by the shareholders of the Company on April 21, 2005.

                    RESOLVED, That upon receiving approval of shareholders of the Company, Article Third of the Company's Certificate of Incorporation would be amended and restated in its entirety as follows:

                             "THIRD: The aggregate number of shares which
                    the corporation shall have authority to issue is 62,500,000 shares, divided into two classes consisting of 60,000,000 shares of common stock ("Common Stock"), $1.25 par value per share, and 2,500,000 shares of preference stock ("Preference Stock"), without par value."

3. At the time of the action of the shareholders:

   a) The total outstanding stock of the Company consisted of 13,887,257 shares of Common Stock.

   b) The number of such shares entitled to vote was 13,887,257.

4. In the action taken by the shareholders:

   c) The number of shares voted in favor of the amendment was 11,964,571.

   d) The number of such shares voted against the amendment was 319,156.

5. Upon the record date of June 10, 2005, each of the then issued shares of Common Stock of the Company, par value $1.25 per share (including any shares thereof held in the treasury of the Company), shall be changed and reclassified into two shares of Common Stock of the Company, par value $1.25 per share. There shall then be issued to and in the name of each holder of such a certificate an additional certificate for the same number of shares of Common Stock of the Company, par value $1.25 per share, so that each such holder will hold certificates representing two shares of Common Stock of the Company, par value $1.25 per share, immediately after such record date for each one share of Common Stock of the Company, par value $1.25 per share, represented by certificates held by him immediately prior to such record date.

6. The effective date of the foregoing amendment to the Certificate of Incorporation of the Company shall be the close of business on May 5, 2005.


Dated:   May 5, 2005




                                   SOUTH JERSEY INDUSTRIES, INC.

                                   By:   /s/ Richard H. Walker, Jr.
                                         -------------------------------------
                                         Richard H. Walker, Jr.
                                         VP, Corp. Counsel & Corp. Secretary